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                                                                    EXHIBIT 10.1

                              SEPARATION AGREEMENT

      This Separation Agreement (the "Agreement") is made and entered into this 3rd day of June, 2004, by and between Stewart Enterprises, Inc., a Louisiana corporation (the "Company") and William E. Rowe (the "Employee").

      WHEREAS, the Company has entered into an Employment Agreement with the Employee dated as of November 1, 2001, as amended by Amendment No. 1 dated as of April 1, 2002 and Amendment No. 2 dated as of January 22, 2004, and as supplemented by First Supplement to Appendix A to Employment Agreement dated as of January 23, 2002 and Second Supplement to Appendix A to Employment Agreement dated as of April 2004 (as so amended and supplemented, the "Employment Agreement");

      WHEREAS, the Company has entered into a Change of Control Agreement with the Employee dated as of November 1, 2001, as amended by Amendment No. 1 dated as of January 22, 2004 (as so amended, the "Change of Control Agreement");

      WHEREAS, the Employee has informed the Company that he wishes to retire early and that he is willing to assist the Company with an orderly transition, as provided herein; and

      WHEREAS, the parties desire to enter into this Agreement to supersede the Employment Agreement and the Change of Control Agreement, except as expressly provided herein.

      NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. Effective Time. This Agreement shall be effective immediately upon its execution and delivery by the parties hereto.

      2. Employment. Employee hereby resigns from all positions with the Company and its subsidiaries, including as President and Chief Executive Officer of the Company, except that Employee shall continue to be employed by the Company as its Chairman of the Board through October 31, 2004, subject to earlier termination as provided in paragraph 7. Employee hereby resigns as a director of the Company, effective as of the close of business on October 31, 2004. While employed hereunder, in addition to his duties as a director of the Company, the Employee's duties shall be to cooperate with the Company in effecting an orderly transition, as may be reasonably requested by the Company's Board of Directors or the Company's interim Chief Executive Officer or Chief Executive Officer.

      3. Compensation and Benefits. While the Employee is employed pursuant to this Agreement, the Company shall provide the Employee with the following compensation and benefits:

            (a) The Company shall pay the Employee a salary at an annual rate of $650,000, which shall be payable to the Employee at such intervals as other salaried employees of the Company are paid.

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            (b)   The Employee shall be eligible to participate in all benefit programs provided to other employees of the Company. In addition, the Company shall provide the Employee with the following fringe benefits and perquisites:

                  (i) an automobile allowance of $850 per month. In addition, the Company will reimburse the Employee for all gasoline, maintenance, repairs and insurance for Employee's personal car, as if it were a Company-owned vehicle;

                  (ii) reimbursement for membership dues, including assessments and similar charges, in one or more clubs deemed useful for business purposes in an amount not to exceed $8,000 per fiscal year of the Company, or such additional amounts as may be approved by the Compensation Committee of the Board of Directors; and

                  (iii) first class air travel while on Company business;
                        provided, that the Employee shall not travel on Company business unless requested to do so by the Company's Board of Directors or the Company's interim Chief Executive Officer or Chief Executive Officer.

            (c) The Employee shall be reimbursed for reasonable out-of-pocket expenses incurred from time to time on behalf of the Company in the performance of his duties under this Agreement, upon the presentation of such supporting invoices, documents and forms as the Company reasonably requests.

            (d)   The Employee shall not be eligible to receive a bonus.

      4. Post-Employment Payments. Commencing promptly after the termination of Employee's employment by the Company on October 31, 2004, the Company shall pay to the Employee $1,000,000 (One Million Dollars), payable in equal installments over a two-year period at such intervals as other salaried employees of the Company are paid.

      5. Options and Restricted Stock. The Employee's stock options and restricted stock shall remain in effect in accordance with their terms, it being acknowledged that those options and restricted stock that vest in accordance with their terms on October 31, 2004 shall vest as so provided, and that those options and restricted stock that vest thereafter shall be forfeited; provided, however, that if the Employee's employment hereunder terminates pursuant to paragraph 7 or voluntarily by Employee in breach of this Agreement prior to October 31, 2004, options and restricted stock scheduled to vest on October 31, 2004 shall be forfeited.

      6. Employee Benefits. Upon termination of the Employee's employment on October 31, 2004, the Employee shall be entitled to such benefits under Company benefit plans in which he is a participant as if he had voluntarily terminated his employment on October 31, 2004, in accordance with the terms and conditions of such plans, including such benefits as he may be entitled to under the Company's Supplemental Executive Retirement Plan, Supplemental Retirement and Deferred Compensation Plan and 401(k) plan.

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      7.    Termination of Employment. The Employee's status as an employee of the Company shall terminate immediately and automatically upon the Employee's death. The Employee's status as an employee may be terminated for "Disability" as provided in Article III, Section 2 of the Employment Agreement. The Company may terminate the Employee's status as an employee for Cause, as defined in the Employment Agreement except that references to the Employment Agreement shall be to this Agreement. If Employee's employment is terminated due to death or Disability, the Company shall have no further obligation to Employee or his legal representatives under this Agreement, other than the obligation to pay accrued salary through the date of termination of employment, to make any payments due pursuant to employee benefit plans maintained by the Company in which Employee participated, and as otherwise required by law; provided, however, that the Company shall make the payments described in paragraph 4 of this Agreement to Employee or his legal representatives, as the case may be, commencing promptly after October 31, 2004. If Employee's employment is terminated by the Company for Cause, the Company shall have no further obligation to Employee or his legal representatives under this Agreement (including having no obligation to make the payments described in paragraph 4 of this Agreement), other than the obligation to pay accrued salary through the date of termination of employment, to make any payments due pursuant to employee benefit plans maintained by the Company in which Employee participated, and as otherwise required by law. If Employee's employment is terminated hereunder for any reason other than death, the Employee shall resign as a director of the Company effective immediately.

      8. Nondisclosure, Noncompetition and Proprietary Rights. The provisions of Article V (Nondisclosure, Noncompetition and Proprietary Rights) of the Employment Agreement and the related Appendix B thereto shall remain in full force and effect, and Employee hereby agrees to such provisions as of the date hereof, as if they were set forth in this Agreement in their entirety, except that Employment Term shall mean the term of Employee's employment hereunder and Date of Termination shall mean the date of Employee's termination of employment hereunder, and that the fourth and fifth sentences of Section 4 of Article V are hereby amended to read as follows: "In particular, the Employee acknowledges that the payments provided under paragraph 4 of this Agreement are conditioned upon the Employee fulfilling any noncompetition and nondisclosure agreements contained herein. In the event the Employee shall at any time materially breach or threaten to breach any noncompetition or nondisclosure agreements contained herein, the Company may suspend or eliminate payments under paragraph 4 of this Agreement during the period of such breach or threatened breach. The Company and Employee acknowledge that Employee's voluntary compliance with the noncompetition and nondisclosure provisions hereof constitutes a significant part of the consideration for the Company's agreement to make the payments specified in paragraph 4. Therefore, the Company and Employee acknowledge that it is the intent of this Agreement that if Employee engages in conduct described as prohibited conduct under this paragraph 8, the Company may suspend or eliminate payments under paragraph 4 during the period of such conduct, even if the parties' contractual prohibitions on such conduct are determined to be invalid, illegal or unenforceable under applicable law." For avoidance of doubt, the reference in Section 3 of Article V of the Employment Agreement (and similar reference in Article 9 of the Supplemental Executive Retirement Plan) to the jurisdictions in which the Employee "regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries" shall refer to those jurisdictions in which

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the Employee engaged in such activities as the Company's President and Chief
Executive Officer. The Employee agrees that pursuant to this Agreement and the Supplemental Executive Retirement Plan, he will, among other things, be restricted from being employed in an executive, managerial or supervisory capacity by a business enterprise engaged in the Death Care Business within any of the Subject Areas for the relevant term.

      9. Indemnity Agreement. The Indemnity Agreement dated as of May 30, 1991, as amended by Amendment No. 1 dated as of September 18, 1996, by and between the Company and the Employee shall survive this Agreement and remain in full force and effect in accordance with its terms.

      10. Cooperation and Nondisparagement. During and after his employment by the Company hereunder, the Employee agrees to assist the Company and its subsidiaries from time to time with respect to litigation involving the Company and/or its subsidiaries without additional compensation, as may be reasonably requested by the Company; provided, that the Company shall reimburse the Employee for his travel and other out-of-pocket expenses reasonably incurred in providing such cooperation and assistance. During and after his employment by the Company hereunder, the Employee agrees to refrain from making any statements and from taking any actions that disparage or could reasonably be expected to harm the reputation of the Company and its subsidiaries or any of their directors, officers or employees, and agrees that he will not voluntarily assist or otherwise participate in any action or proceeding undertaken by any other person that disparages or could reasonably be expected to materially harm the reputation of the Company and its subsidiaries or any of their directors, officers or employees. Should the Employee breach this paragraph 10 during or after his employment, he shall, among other remedies available to the Company, forfeit the right to payments pursuant to paragraph 4 and shall repay to the Company any such amounts previously paid by the Company.

      11. Press Release. The Company shall afford the Employee the opportunity to review and comment on the press release to be issued by the Company regarding the matters addressed in this Agreement.

      12. Release. The Employee hereby and forever, irrevocably and unconditionally, waives and releases any and all rights, claims and causes of action against the Company and its subsidiaries of whatever kind or nature, known or unknown, asserted or unasserted, that may have arisen prior to or that may exist as of the date of the Employee's execution and delivery of this Agreement. It is understood and agreed that the parties covered by the Employee's release include the Company's and its subsidiaries' present and former shareholders, members or other owners, officers, directors, employees, agents, insurers, assigns, predecessors and successors, and that any reference to the Company and its subsidiaries in this paragraph is understood to include all of the foregoing persons or entities. Finally, it is understood and agreed that this release covers only claims existing or arising out of events, actions or circumstances occurring prior to and as of the time of the Employee's execution of this Agreement.

      13. Effect on Employment Agreement and Change of Control Agreement. The Change of Control Agreement shall terminate effective as of the effective time of this

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Agreement. This Agreement supersedes and replaces the Employment Agreement in its entirety, except to the extent expressly provided in this Agreement.

      14.   Arbitration.

            (a) Any claim or controversy arising out of any provision of this Agreement (other than paragraph 8 hereof), or the breach or alleged breach of any such provision, shall be settled by arbitration administered by the American Arbitration Association (the "AAA") under its National Rules for the Resolution of Employment Disputes (the "Rules"), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

            (b) If no party to the arbitration makes a claim in excess of $1.0 million, exclusive of interest and attorneys' fees, the proceedings shall be conducted before a single neutral arbitrator selected in accordance with the Rules. If any party makes a claim that exceeds $1.0 million, the proceedings shall be conducted before a panel of three neutral arbitrators, one of whom shall be selected by each party within 15 days after commencement of the proceeding and the third of whom shall be selected by the first two arbitrators within 10 days after their appointment. If the two arbitrators selected by the parties are unable or fail to agree on the third arbitrator, the third arbitrator shall be selected by the AAA. Each arbitrator shall be a member of the bar of the State of Louisiana and actively engaged in the practice of employment law for at least 15 years.

            (c)   The place of arbitration shall be New Orleans, Louisiana.

            (d) Any award in an arbitration initiated under this paragraph 14 shall be limited to actual monetary damages, including if determined appropriate by the arbitrator(s) an award of costs and fees to the prevailing party. "Costs and fees" mean all reasonable pre-award expenses of the arbitration, including arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses such as copying, telephone, witness fees and attorneys' fees. The arbitrator(s) will have no authority to award consequential, punitive or other damages not measured by the prevailing party's actual damages, except as may be required by statute.

            (e) The award of the arbitrators shall be in writing, shall be signed by a majority of the arbitrators, and shall include findings of fact and a statement of the reasons for the disposition of any claim.

      15.   Binding Effect.

            (a) This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns.

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            (b)   This Agreement is personal to the Employee and shall not be assignable by the Employee without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

            (c) The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Employee. In the event of any such assignment or succession, the term "Company" as used in this Agreement shall refer also to such successor or assign.

      16. Notices. All notices hereunder must be in writing and shall be deemed to have been given upon delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, or (c) a nationally recognized overnight courier service (against a receipt therefor). All such notices must be addressed as follows:

      If to the Company, to:

      Stewart Enterprises, Inc.
      110 Veterans Memorial Boulevard
      Metairie, Louisiana  70005
      Attn: Chief Executive Officer

      with a copy to:

      Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. 201 St. Charles Avenue, 51st Floor
      New Orleans, Louisiana  70170-5100
      Attn:  L.R. McMillan, II

      If to the Employee, to:

      William E. Rowe
      At his home address as reflected on the Company's records

or such other address as to which any party hereto may have notified the other in writing.

      17. Withholding. The Employee agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

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      18.   Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Employee and the Company intend for any court construing this Agreement to modify or limit such provision temporally, spatially or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

      19. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

      20. Remedies Not Exclusive. Except as provided in paragraph 14 hereof, no remedy specified herein shall be deemed to be such party's exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

      21. Company's Reservation of Rights. The Employee acknowledges and understands that the Employee serves at the pleasure of the Board and that the Company has the right at any time to terminate Employee's status as an employee of the Company, or to change or diminish his status during the term of his employment hereunder, subject to the rights of the Employee to claim the benefits conferred by this Agreement.

      22. JURY TRIAL WAIVER. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

      23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      24. Further Assurances. Each party hereto agrees to execute and deliver such other documents, and to perform such other acts, as the other party hereto may reasonably request for the purpose of carrying out the intent of this Agreement.

      25. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and no statements, oral or written from any source, will alter or vary the provisions contained herein.

      26. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Louisiana without regard to principles of conflicts of laws, except as expressly provided in Article V, Section 6 of the Employment Agreement (as incorporated in paragraph 8 of this Agreement) with respect to the resolution of disputes arising under, or the Company's enforcement of, Article V of the Employment Agreement (or paragraph 8 of this Agreement).

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                  STEWART ENTERPRISES, INC.

                                  By:
                                      -----------------------------------------
                                                 James W. McFarland
                                           Compensation Committee Chairman

                                  EMPLOYEE:

                                      -----------------------------------------
                                                  William E. Rowe

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